Exhibit 4.8
Contract on Trade Finance Amount
Contract No.: Jie 2010 Rong 0112011R

Party A:	Namtai Electronic (Shenzhen) Co., Ltd.
Address:	Namtai Industrial Estate, 2 Namtai Road, Gushu, Xixiang, Baoan, Shenzhen
Statutory Representative (Principal): Koo Ming Kown     Postal Code: 518126
Fax: 0755-27491097     Tel.: 0755-27490666

Party B:	China Construction Bank Corporation, Shenzhen Branch
Address:	Block A, Rongchao Business Centre, 6003 Yitian Road, Futian District, Shenzhen
Statutory Representative (Principal): Tian Huiyu     Postal Code: 518026
Fax: 0755-27789927     Tel.: 0755-27754225
For purpose of enhancing the cooperation between Party A and Party B on import and export trade finance business, Party B, upon the request of Party A and in the event that the requirement of Party B is met, agrees to provide trade finance amount to Party A. In order to clarify rights and obligations of both parties, Party A and Party B, complying with relevant laws and regulations and rules and based on consensus through negotiation, conclude this Contract for both parties hereof to abide by.
Article 1 Trade Finance Amount
The trade finance amount defined in the Contract refers to the limit of trade finance capital principal balance provided by the Party B to Party A under certain conditions during the effective period of the trade finance amount agreed in the Contract. At any time point of the effective period of the agreed trade finance amount, as long as the trade finance capital balance occupied or unpaid by Party A is less than the trade finance amount, Party A may apply for trade finance successively according to the stipulations of the Contract without the limitation of times, but the sum of the trade finance amount applied by Party A and the trade finance capital principal balance hereunder occupied or not paid by Party A shall be less than the trade finance amount.

Article 2 Varieties and Amount of Trade Finance Amount
Party B agrees to provide a total trade finance amount, the maximum of which shall be less than (currency) USD (amount in capital letters) SIX MILLION ONLY, wherein, the involved varieties and amount of each sub-item are as follows:
1. The equivalent amount for issuing a sight L/C with property in goods controllable by Party B (currency and amount in capital letters): USD SIX MILLION ONLY;
2. The equivalent amount of issuing a sight L/C with property in goods uncontrollable by Party B (currency and amount in capital letters): USD SIX MILLION ONLY;
3. The equivalent amount of issuing a usance L/C with an acceptance term less than 90 (ninety) days (including 90 days) (currency and amount in capital letters): USD SIX MILLION ONLY;
4. The equivalent amount of issuing a usance L/C with an acceptance term of 90 (ninety) days (included) (currency and amount in capital letters):    /   ;
5. The equivalent amount of the trust receipt loan under L/C (currency and amount in capital letters): USD SIX MILLION ONLY;
6. The equivalent amount of the trust receipt loan not under L/C (currency and amount in capital letters): USD SIX MILLION ONLY;
7. The equivalent amount of the shipping guarantee (currency and amount in capital letters):    /   ;
8. The equivalent amount of the packing loans (currency and amount in capital letters):    /   ;
9. The equivalent amount of the export bills negotiation (currency and amount in capital letters):    /   ;
10. The equivalent amount for negotiation of drafts under L/C (currency and amount in capital letters):    /   ;
11. The equivalent amount for bill of exchange discounted / receivable buy-in under usance L/C (currency and amount in capital letters):    /   ;

12. The equivalent amount of the export bills of collection facility under document against payment (D/P) (currency and amount in capital letters):    /   ;
13. The equivalent amount of the export bills of collection facility under document against acceptance (D/A) (currency and amount in capital letters):    /   ;
14. Others: The equivalent amount of overseas prepayment under L/C and non L/C (currency and amount in capital letters): USD SIX MILLION ONLY.
Article 3 Effective Period of Trade Finance Amount
I. The effective period of the amount of the Contract shall be from 29 June 2010 to 28 June 2011 (hereinafter referred to as “Amount Effective Period”).
II. While the Amount Effective Period expires, the amount shall terminate spontaneously and unused amount shall be invalid spontaneously.
III. For every trade finance within the Amount Effective Period, the expiration date of Party A’s debt performance period shall not be restrained by the expiry of the Amount Effective Period. Single trade finance business approved by Party B during the Amount Effective Period shall continue be exercised in accordance with the Contract and attachment thereof or other relevant legal documents, the creditor’s right and debt incurred thereby shall not be influenced by the expiration of the Amount Effective Period.
Article 4 Interest and Fees
I. The starting date, expiry date, amount, interest rate, interest accrual basis, interest settling basis, types or scopes of fees, rate, fee calculating basis and fee payment basis of single trade finance business under the Contract shall be determined according to the stipulations of relevant legal documents on single business, and for those could not be agreed through negotiation, Party B has the right to deny the application of Party A.
LIBOR refers to the interbank offered rate of the foregoing period and currency offered by such financial telecommunication terminals as Reuters and issued by British Bankers Association (BBA) at 11:00 a.m. (London Time) 2 (two) business days of bank before loan or financing or before the interest rate adjustment date.
HIBOR refers to the interbank offered rate of the foregoing period and currency offered by such financial telecommunication terminals as Reuters and issued by Hong Kong Association of Bankers (HKAB) at 11:30 a.m. (Hong Kong Time) 2 (two) business days of bank before loan or financing or before the interest rate adjustment date.

II. Party A shall, under the Contract, pay or bear the following fees for Party B:
(I) Amount management fee, charged by    /    % of the total amount;
(II) Fees actually incurred by Party B on handling each business under the Contract;
(III) Fees incurred by Party B on demanding related parties for payment in order to withdraw such payment under L/C, bank note and guarantee related to the amount;
(IV) Other fees agreed by both parties hereof.
Article 5 Usage of Trade Finance Amount
I. Party A may, within the trade finance amount stipulated by the Contract and during the effective period of the trade finance amount, apply for the amount usage for every business in writing, and all trade finance businesses shall be conducted for Party A by Party B with the approval thereof.
II. Except that Party B waives all or parts, Party B is obliged to provide trade finance for Party A only if the following pre-conditions are met:
(I) Where Party A has, according to relevant laws and regulations, settled all the relevant approval, registration, payment, insurance and other legal formalities;
(II) Where the guarantee fulfilling the requirement of required Party B has been effective and will continue be effective;
(III) Where Party A has not violated any stipulation hereof;
(IV) Where Party A has paid the amount management fee which shall be paid by Party A to Party B hereunder;
(V) Where other documents deemed necessary by Party B have been provided;
(VI) Where the application for the trade finance amount by Party A has been approved by Party B;
(VII) Where other pre-conditions exist: the effective period of one single transaction should not be over 90 days.
III. At any time point within the Amount Effective Period hereunder, the sum of amount principal balances actually taken up by all single businesses shall not exceed the total trade finance amount and the sum of amount principal balances taken up by all single businesses under all sub-item amount shall be less than the said sub-item amount.

Article 6 Legal Documents Related to the Contract
I. In the event that Party A applies for the use of the trade finance amount hereunder to Party B, Party A shall sign Appendices 1 and 2 with Party B. The appendices sealed by the official seal or designated contract seal of Party A and Party B shall become an indiscerptible part of the Contract and shall be legally binding against both parties hereof. Neither party hereof can object the legal validity of each relevant appendix on the basis that the appendices have not yet been signed by both parties hereof.
1. Appendix 1: Special Agreement on L/C Issuance.
2. Appendix 2: Special Agreement on Trust Receipt Loan.
3. Appendix 3: Special Agreement on Delivery Guarantee.
4. Appendix 4: Special Agreement on Packing Loan.
5. Appendix 5: Special Agreement on Negotiation of Drafts under L/C.
6. Appendix 6: Special Agreement on Export Bills Negotiation.
7. Appendix 7: Special Agreement on Export Collection Facility.
8. Appendix 8: Special Agreement on Bill Discounted / Receivable Buy-In under usance L/C.
9. Others.
II. In the event that Party A applies for trade finance business from Party B, Party A shall submit the following relevant business application letters, which, approved by Party B, shall become an indiscerptible part of the Contract and relevant appendices hereunder and shall be legally binding against both parties hereof:
1. The application letter for L/C issuance which shall be submitted by Party A when applying for L/C issuing business;
2. The application letter for trust receipt loan which shall be submitted by Party A when applying for trust receipt loan business;
3. The application letter for delivery guarantee which shall be submitted by Party A when applying for delivery guarantee;
4. The application letter for packing loan which shall be submitted by Party A when applying for packing loan business;
5. The application letter for negotiation of drafts under L/C which shall be submitted by Party A when applying for negotiation of drafts under L/C business;

6. The application letter for export bills negotiation which shall be submitted by Party A when applying for export bills negotiation business;
7. The application letter for export collection facility which shall be submitted by Party A when applying for export collection facility business;
8. The application letter for bill discounted / receivable buy-in under usance L/C which shall be submitted by Party A when applying for bill discounted / receivable buy-in under usance L/C business;
9. Others:    /.
III. Party A shall, upon applying for issuing usance L/C and sight L/C with property in goods uncontrollable by Party B, delivery guarantee and trust receipt loan, submit trust receipts according to the requisition of Party B.
Article 7 Rights and Obligations of Both Parties
I. Party A has the right to demand Party B to keep the relevant materials and business secret on production and operation provided by Party A confidential, unless otherwise stipulated by legal administrative regulations and rules, required by competent authorities or agreed by both parties hereof.
II. Party A shall, according to requisition of Party B, provide relevant planning statistics, financial statements and information on production and operation situations and ensure the truthfulness, completeness and effectiveness of information and situations provided. If Party A is a group client, Party A shall report the situations of connected transactions equivalent to more than 10% of net assets of Party A in a timely manner, including (1) related relationship among each transaction parties; (2) transaction item and transaction nature; (3) amount or relative ratio of the transaction; and (4) pricing policy (including transactions without amount or with only nominal amount).
III. Party A shall actively cooperate with and consciously accept the inspection and supervision of Party B on Party A’s production and operation, financial activities and amount usage status hereunder.
IV. While Party A is involved in situations that are believed by Party B to influence the normal production and operation of Party A, Party B has the right to adjust until the unused trade finance amount of Party A is cancelled.
V. Party A shall open a RMB or foreign currency account in Party B and shall entrust Party B to conduct import and export trade settlement business, import and export trade finance business and other banking settlement business.

VI. Party A shall utilize the account according to the agreement by both parties hereof.
VII. Party A shall fulfill or pay off liabilities during the agreed period.
VIII. Party A shall bear the risk of exchange rate. When the sum of amount occupied by Party A will exceed or has exceeded the amount stipulated hereby due to the risk of exchange rate, Party A shall, upon receiving notice from Party B, provide guarantee recognized by Party B in a timely manner. When the sum of amount occupied by Party A will exceed or has exceeded the amount stipulated hereby due to the change of exchange rate, Party B has the right not to conduct trade finance business for Party A any more.
IX. Party A shall not withdraw capital, transfer assets or make use of connected transactions in order to evade the debt against Party B. Furthermore, Party A shall not use false contract with connected parties and discount or pledge a bank with such creditor’s right without actual trade background as bank note receivable and bills receivable to acquire capital or credit from the bank.
X. Upon alteration of such information on industrial and business registration of Party A as name, Statutory Representative (Principal), address, scope of operation, registered capital or articles of association, Party A shall notify Party B immediately after the alteration and enclose with relevant materials on alteration.
XI. Party A shall ensure not to sign any contract with any third party that lead to the detriment of rights and interests of Party B under the Contract.
XII. Before all liabilities hereunder are paid off, Party A shall not, without written consent of Party B, provide guarantee to any third party with assets made up of the amount provided by Party B.
XIII. Where loss is imposed to Party B due to disputes incurred by the basic contract or because of the third party, Party A shall bear the liability for the loss.
XIV. Party A declares that upon execution of the Contract, it is not engaged in any activity or there is no situation which it is in contravention of any law, regulation or rule regarding environmental protection, energy saving, improvement of pollution, and undertakes that after the Contract has been executed, it will abide by the relevant law, regulation or rule regarding environmental protection, energy saving, improvement of pollution; if the declaration of Party A as aforesaid is false or the aforesaid undertaking has not been implemented, or if there is a risk that Party A is engaged in energy wastage or pollution, Party B has the right to stop giving credit to Party A (including but not limited to refusal of disbursement of loan, provision of finance, issue of letter of guarantee or L/C or banker’s acceptance bill, etc) or to declare acceleration of maturity of loan (including but not limited to loan, trade finance, prepayment which has been made or is likely to be made, etc.), or take any action which the Contract has stipulated or other remedial measures that the laws allow.
Article 8 Liabilities for Breach of Contract and Remedial Measures for Situations Jeopardizing Party B’s Creditor’s Right
I. Situations and liabilities of Party B for breach of contract
(I) If Party B breaches regulations of the Contract, the appendices of the Contract and relevant business applications approved by Party B, Party A may require Party B to perform obligations in accordance with the agreement;
(II) If Party B violates prohibitive stipulations of national laws and regulations to collect interest and fees that shall not be collected from Party A, Party A has the right to require Party B to return the above collected.
II. Situations of Party A for breach of contract
(I) Where Party A breaches any stipulation of the Contract, the appendices of the Contract and relevant business applications approved by Party B or violates any legal obligations;
(II) Where Party A expressly states or demonstrates through action that any obligations under the Contract, the appendices of the Contract or relevant business applications approved by Party B will not be performed.
III. Situations that may jeopardize the creditor’s rights of Party B
(I) Where any one of the following situations believed by Party B to jeopardize the creditor’s rights security hereunder: contracting, trusting (taking-over), leasing, shareholding system transformation, reduction of registered capital, investment, joint operation, combination, merger, acquisition and restructuring, separation, joint venture, being applied / applying for business suspension, applying for dissolving, being rescinded, being applied / applying for bankruptcy, alteration of controlling shareholders / actual controllers or transfer of material assets, production suspension, business closing, being imposed a large sum of fine by competent authorities, registration being voided, business license being invalidated, involving into material legal disputes, serious production and operation difficulties or worsening financial status and inability of Statutory Representative or major Principal to normally perform responsibilities of Party A;
(II) Where any one of the following situations believed by Party B to jeopardize the creditor’s rights security hereunder: failure to perform other due liabilities (including due liabilities against institutions of China Construction Bank at any levels or other third parties), transfer of property at a low price or without any consideration, reduction or remission of liabilities against a third party, delay of exercising creditor’s rights or other rights, or provision of guarantee to a third party of Party A;
(III) Where shareholders of Party A abuse the independent status of corporate or limited liabilities of shareholders to evade liabilities and Party B believes that the creditor’s rights hereunder may be jeopardized;
(IV) Where any pre-conditions of Party B to provide trade finance for Party A stipulated in the Contract, the appendices of the Contract and single trade finance business has not been sustainably met;
(V) Where one of the following situations is incurred to the Guarantor and is believed by Party B to jeopardize the creditor’s rights hereunder:
1. Where the Guarantor breaches any stipulation under the contract of guarantee or makes any statement that is false, wrong and omissive against the guarantee items;
2. Where contracting, trusting (taking-over), leasing, shareholding system transformation, reduction of registered capital, investment, joint operation, combination, merger, acquisition and restructuring, separation, joint venture, being applied / applying for business suspension, applying for dissolving, being rescinded, being applied / applying for bankruptcy, alteration of controlling shareholders / actual controllers or transfer of material assets, production suspension, business closing, imposed a large sum of fine by competent authorities, registration being voided, business license being invalidated, involving into material legal disputes, serious production and operation difficulties or worsening financial status and inability of Statutory Representative or major principal to normally perform responsibilities may affect the guarantee bearing ability of the Guarantor;
3. Where the Guarantor is imposed with other situations that may render the Guarantor to lose or be likely to lose the guarantee ability.
(VI) Where one of the following situations is incurred to mortgage and pledge and is believed by Party B that the creditor’s rights hereunder may be jeopardized:
1. Where damage, loss and value reduction of mortgaged or pledged property are incurred by the behavior of a third party, due to state commandeering, confiscation, expropriation, withdrawal without consideration, demolition and relocation, change of market conditions or any other reasons;
2. Where mortgaged property or pledged property is sealed up, distrained, frozen, deducted, retained, auctioned, monitored by administrative authorizations or the ownership thereof is disputed;

3. Where the Mortgager or the Pledger breaches any stipulation under mortgage contract or makes any statement that is false, wrong and omissive against the guarantee items;
4. Where there are other situations that may jeopardize the exercise of mortgage right or right of pledge by Party B.
(VII) Where the guarantee is not tenable, not yet effective, ineffective, being rescinded or discharged, or the Guarantor breaches contract or expressly states or demonstrates through action that it will not perform its guarantee liability, or the Guarantor loses parts or all of the guarantee ability, or the guaranty’s value reduces, which is believed by Party B that the creditor’s rights security hereunder may be jeopardized; or
(VIII) Where other situations that are believed by Party B that the creditor’s rights security hereunder may be jeopardized.
IV. Remedial measures of Party B
In the event of one of the situations stipulated in the aforesaid Articles 2 or 3, Party B has the right to exercise the following one or several rights:
(I) Adjusts or terminates Party A of the usage on the trade finance amount hereunder or any single amount correspondingly;
(II) Declares that the liabilities of Party A under the Contract and the appendix of the Contract are due immediately and requires Party A to reimburse the principal, interest and fees of all due and undue liabilities under the Contract and the appendix of the Contract;
(III) Collects penalty interest and compound interest;
(IV) Exercises guarantee right; and
(V) Other remedial measures, including but not limited to:
1. Withdraws corresponding payments in RMB or other currencies from Party A’s account in China Construction Bank (Asia) system (including but not limited to margin account) and a prior notice for Party A is not necessary;
2. Requires Party A to provide new guarantee fulfilling the requirements of Party B for all liabilities under the Contract and the appendices of the Contract;
3. Unilaterally discharges or terminates the Contract and/or the appendices of the Contract;

4. Remedial measures of Party B under the appendices of the Contract.
Article 9 Other Provisions
I. Bearing of fees
Party A shall bear such fees on lawyer services, insurance, assessment, registration, custody, determination, notarization, etc. related to the Contract and the Guarantee under the Contract, unless otherwise stipulated by both parties hereof.
Party A shall bear all the fees actually incurred for the exercise of creditor’s rights by Party B (including but not limited to litigation fees, arbitration fees, property preservation fees, traveling expenses, execution fees, assessment fees, auction charges, notary fees, delivery fees, publication fees, legal costs and etc.)
II. Use of information of Party A
Party A agrees that Party B may inquire for the credit status of Party A from the credit data base approved to be established by People’s Bank of China and administrative department of credit investigation or relevant units and departments as well as that Party B may provide Party A’s information to the credit database approved to be established by People’s Bank of China and administrative department of credit investigation. Party A further agrees that Party B may fairly use and disclose Party A’s information upon business necessity.
III. Announcement for collection
In the event that Party A falls into arrearage of loan principal and interest or is involved into other situations of breach of contract, Party B has the right to notify relevant departments or units and has the right to publish announcement for collection through news media.
IV. Validity of evidence recorded by Party B
Unless reliable and ascertained counter-evidence is provided, the internal account entry of Party B related to such contents as principal, interest, fees, payment records, etc. and receipts and vouchers incurred in the process of such businesses for Party A as withdrawal, payment and interest payment and records and vouchers on Party B’s debt collection made or reserved by Party B both constitute the valid evidence that certifies the credit relationship between both parties hereof. Party A shall not lodge any objection only due to that the abovementioned records, entry, receipts and vouchers are made or maintained by Party B unilaterally.
V. Reservation of Rights

The rights of Party B under the Contract shall not influence or exclude any rights enjoyed by Party B according to laws, regulations and other contracts. Any leniency, grace, offers or postponement of exercising any rights under the Contract for any breach of contract or delay shall not be deemed as a waiver of rights and interests under the Contract or a permission or recognition on any behavior breaching the Contract, as well as that shall not limit, impede and hinder the continuous exercise of such right or the exercise of any other rights, and shall not result in Party B bearing obligation and responsibility against Party A.
VI. Except the liabilities under the Contract, Party A shall bear other due liabilities against Party B, and Party B shall has the right to collect payments in RMB or other currencies in the account opened by Party A in the China Construction Bank (Asia) System for paying off any due debt and Party A shall agree not to lodge any objection.
VII. In the event that the correspondence address or contact method of Party A has been changed, Party A shall notify Party B in writing immediately. The loss incurred by failure of notification shall be undertaken by Party A.
VIII. Collection of payables
For all payables of Party A under the Contract, Party B shall has the right to collect relevant payments in RMB or other currencies in the account opened by Party A in the China Construction Bank (Asia) System without prior notice to Party A. For those needing formalities for settlement, sales and remittance or foreign exchange, Party A is obliged to assist Party B and shall bear the risk of exchange rate.
IX. Dispute settlement
Where a dispute occurs in the fulfillment of the Contract, it may be settled through negotiation or by Method One listed as follows if the dispute cannot be settled through negotiation:
Method One: File a lawsuit to the People’s Court in the locality of Party B.
Method Two: Submit to    /    Arbitration Commission (the place of arbitration is    /    ) for arbitration according to the current and effective arbitration rules upon the application. The decision of the arbitration is final which shall be binding for both parties hereunder.
During the period of litigation or arbitration, the articles of the Contract not involved in the dispute shall still be performed.
X. Conditions for the Contract to be effective

The Contract shall be effective after being signed and sealed with the official seal (or designated contract seal) by the Statutory Representative (Principal) or Authorized Agent of Party A and by Principal or Authorized Agent of Party B.
XI. The Contract shall be made in 4 originals.
XII. Other Agreed Items:
1.	the beneficiary of the L/C should not be a related company;

2.	the credit rating of Party A by Party B should not be lower than AA;

3.	the debt over assets ratio of Party A should not be over 50%.
XIII. During the effective period of the trade finance amount and within the amount of the trade finance amount, all legal documents of both parties hereunder constituting the credit relationship (including but not limited to the appendices of the Contract, relevant business applications, all kinds of vouchers, etc.) are part of the Contract.
Article 10 Chop used by Party B
Party A confirms: After the Contract be effective, regarding the actual fulfillment (all or part(s)) of the Contract, debt collection, litigation / arbitration, Party B has the right to use its official seal, relevant business seal or designated contract seal on the relevant materials or vouchers.
Article 11 Statement Clauses
I. Party A understands clearly the operation scope and authorization limit of Party B.
II. Party A has read all the clauses of the Contract. Upon the requisition of Party A, Party B has given corresponding clause explanations on the Contract. Party A has completely and fully understood the implications of the clauses hereof and the corresponding legal consequences.
III. The signing and fulfillment of the obligations hereunder by Party A meet the stipulations of laws, administrative regulations, rules and articles of association or internal organizational documents of Party A and has been approved by the internal competent organizations of the Company and/or state competent authorities.
Party A (Official Seal):
Statutory Representative (Principal) or Authorized Representative (signature):
(Signature of Colin Yeoh and Koo Ming Kown)
29 June 2010

(Seal of Namtai
Electronic (Shenzhen)
Co., Ltd.)
Party B (Seal):
Statutory Representative (Principal) or Authorized Representative (signature):
(Signature of [ineligible])
29 June 2010

(Seal of China
Construction Bank
Corporation, Shenzhen
Branch)

Appendix 1
Special Stipulations on Issuing Letter of Credit
     This appendix constitutes the indiscerptible part of the Contract on Trade Finance Amount Jie 2010 Rong 0112011R (hereinafter called “the Contract”).
     Article 1 Where the content of the appendix conflicts with the Contract, the stipulations of this appendix shall prevail. The business of issuing the letter of credit (L/C) applicable to the appendix includes but not limited to issuing L/C at sight with property in goods controllable by Party B, issuing L/C at sight with property in goods uncontrollable by Party B and issuing usance L/C.
     Article 2 The application of Uniform Customs and Practice for Documentary Credits
     Unless otherwise stipulated, Party A shall agree Party B to process the matters concerned under the L/C in accordance with the latest revised version of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce on the date that the irrevocable documentary credit is issued, and Party A shall agree to bear the obligations and responsibilities occurred therefrom.
     Article 3 The Issuance and Amendment of L/C
     Where Party A applies to issue a L/C from Party B, Party A shall provide documents and information relevant to the basic contract, and shall ensure the truthfulness and legality of the aforesaid documents, information and relevant basic transactions.
     Where Party B requires Party A to submit the documents and information relevant to the basic contract, it shall not be deemed as that Party B is legally responsible for the truthfulness and legality of the transactions undertaken by Party A.
     The content of the L/C applied to issue by Party A shall subject to the actual L/C issued by Party B. Where the L/C needs to be amended, Party A shall file an application for the amendment of the L/C to Party B, and Party B shall decide whether the amendment can be processed as the case may be. Party A shall guarantee to pay all the fees (including relevant bank charges refused to be borne by any foreign beneficiary) arisen therefrom.
     All parts of the application form for the issuance of the L/C and for the amendment of the L/C requiring the use of English shall be filled in with English; where those parts shall be filled in with English but filled in with Chinese and leads to any ambiguity, all responsibilities arisen therefrom shall be borne by Party A.
     Where any ambiguity arises from unclear handwriting or ambiguous meanings of words in the application form for the issuance of the L/C, the application form for the amendment of the L/C or other relevant documents, all the responsibilities arisen therefrom shall be borne by Party A.
     Article 4 External Payment under the L/C
     1. Party A shall, within the time limit stipulated by the notification of the L/C voucher, notify Party B in writing to process the formalities for the promise to pay (payment / acceptance / guaranteed deferred payment) / the dishonor. Where Party A fails to notify Party B within the stipulated time limit, Party B shall be entitled to determine to process the formalities for the promise to pay / the dishonor, and Party A shall bear all the responsibilities and consequences arisen therefrom.
     2. Where Party A considers the presentation under the L/C does not constitute the complying presentation and tends to request for dishonor to Party B, Party A shall, within the time limit stipulated by the notification of the L/C voucher, file an application in writing for the dishonor and its reason, and clearly list out all the non-complying points at one time, and, at the same time, return all vouchers and information delivered to Party A by Party B to Party B.
     3. Party B shall has the right to independently examine the vouchers and determine whether the presentation under the L/C constitute the complying presentation. Where Party B considers the voucher does not constitute the complying presentation after independent examination, Party B has the right to determine the methods to deal with the non-complying voucher as well as whether to accept or reject the non-complying points. Whether Party A decides whether to accept the non-complying points does not affect the final decision of Party B on whether to accept the non-complying points. Once the presentation under the L/C is considered by Party B to constitute the complying presentation, the L/C can be accepted externally.
     4. Where the L/C applied to issue by Party A is a L/C at sight, and Party B considers it constitutes the complying presentation or accepts the non-complying points in accordance with the requisition of Party A, Party A shall commit, within the time limit stipulated in the notification of the L/C voucher, to pay up all the amounts to Party B.
     5. Where the L/C applied to issue by Party A is a usance L/C, and Party B considers it constitutes the complying presentation or accepts the non-complying points in accordance with the requisition of Party A and has promised to pay hereby, Party A shall, before the due date of the payment, pay up all the amounts to Party B.
     6. Party A shall, within the time limit required by Party B, commit to pay Party B the following amounts, including but not limited to the trade payable, relevant handling fees, telecommunication fees and miscellaneous fees under the L/C, overdue interests payable by Party A for the payment by Party B in advance for Party A under the L/C, penalties, indemnities, relevant bank charges refused to be borne by foreign beneficiary, and charges to achieve the credit’s right by Party B (including but not limited to litigation fees, arbitration fees, property preservation fees, traveling expenses, execution fees, assessment fees, auction charges, notary fees, delivery fees, publication fees and legal costs)
     Article 5 Exemption of information delivery and translation
     Party B shall not be responsible for any consequences caused by any delay, lost, deformity or other faults occurred during the transmission of any message or the delivery of letters or vouchers.
     Where Party B is liable to bear the acceptance or payment responsibilities, even if the voucher is lost, Party A shall still pay all the amounts to Party B as stipulated in this appendix and the Contract.
     Party B needs not bear the responsibilities for the mistakes on translation or explanation of the technical terms, and may service the terms of the L/C without translation.
     Article 6 Exemption of the behaviors of the instructed Party
     To perform the instructions of Party A, Party B shall be entitled to select and utilize the services of other third party, and all fees and risks incurred therefrom shall be borne by Party A.
     Where the instructions made to the third party by Party B are not correctly executed, Party B needs not bear any responsibility.
     Party A shall be bounded by all obligations and responsibilities imposed by foreign laws and conventions to Party B and be responsible for the compensation to Party B.
     Article 7 Disputes on the Basic Contract or Fraud on L/C
     Where any loss incurred to Party B is due to dispute on the basic contract upon which the L/C based or caused by the third party, Party A shall be responsible for the compensation.
     Where dispute occurs to the basic contract involved with the L/C, or any fraud on L/C occurs, and if Party B, the nominated bank, the authorized person or the confirming bank of Party B has promised to pay under the L/C, or that the negotiating bank has made the negotiation, whether or not the abovementioned dispute on the basic contract or fraud on L/C has been settled, Party A shall still commit to pay all the amounts as stipulated by this appendix and the Contract.
     Article 8 Other Rights and Obligations of Both Parties
     1. Unless otherwise stipulated, Party B is entitled to select the advising bank, the negotiating bank and the confirming bank of the L/C, and to entrust other third party to handle the affairs related to the L/C.
     2. The settlement of RMB and foreign currency under the L/C applied to issue by Party A shall be processed by Party B.
     3. Where Party B accepts the non-complying presentation and promise to pay externally in accordance with the instructions of Party A, or that both Party B and Party A consider the presentation constitutes the non-complying presentation and Party B dishonor the payment, all the responsibilities incurred therefrom shall be borne by Party A.
     Article 9 Liabilities for Breach of Contract
     I. The conditions of breach of contract by Party A
          (I) Party A breaches any stipulation of this appendix or the Contract or breaches any legal obligation;
          (II) Party A clearly states or demonstrates through action that it will not perform any stipulation under the appendix or the Contract.
     II. Where Party A breaches the Contract or that any condition that may jeopardize the creditor’s right of Party B as stipulated in the Contract, Party B shall be entitled to execute one or several of the following rights:
          (I) Where Party B pay in advance, Party B shall be entitled to accrue the overdue interests in accordance with the overdue loan interest rate from the date of the advance payment of Party B, and the overdue loan interest rate shall be stipulated in details when both parties operate a single business;
          (II) Regarding to the payables of Party A, Party B shall has the rights to directly transfer the amounts from the margin account opened by Party A in Party B or from other accounts opened by Party A in the China Construction Bank (Asia) system or from other receivables of Party A;
          (III) Deal with the vouchers and / or goods under the L/C;
          (IV) Exercise the guarantee rights;
          (V) Request Party A to pay additional margins or other guarantee recognized by Party B;
          (VI) Remedy measures of Party B stipulated by the Contract;
          (VII) Other measures approved by laws.
     Article 10 Other Stipulations
     The explanation of this appendix shall be in accordance with the goals, the wordings used, relevant terms, course of dealing, international practice (including but not limited to the latest revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce on the date Party B issued the L/C), and the principles of honesty and creditability, so as to determine that the actual meanings of the terms of this appendix.
     Such vouchers and documents for the application form of the issuance of the L/C and for the amendment of the L/C are all the constituent parts of this appendix.
               Party A (Official Seal): (Signature of Colin Yeoh and Koo Ming Kown)

(Seal of Namtai
Electronic (Shenzhen)
Co., Ltd.)

Party B (Seal): (Signature of [ineligible])

(Seal of China
Construction Bank
Corporation, Shenzhen
Branch)

Appendix 2
Special Stipulations on Trust Receipt Loan
     This appendix constitutes the indiscerptible part of the Contract on Trade Finance Amount Jie 2010 Rong 0112011R (hereinafter called “the Contract”).
     Article 1 Where the content of the appendix conflicts with the Contract, the stipulations of this appendix shall prevail. This appendix is applicable to the trust receipt loan business under L/C and non-L/C.
     Article 2 Trust Receipt Loan
     Trust receipt loan refers to that Party B provides short-term finance provided by Party B according to the application of Party A on the payment due date of the L/C / cash on import delivery (T/T) / inward collection to Party A for external payment.
     Article 3 Repayment
     I. Principle of repayment
     Payment of vouchers and goods (represented by the vouchers) of L/C / inward collection / cash on import delivery involved in the trust receipt loan business of Party A shall be used to repay the trust receipt loan of Party B, and the deficit shall be paid by other capitals of Party A.
     II. Payment of interest
     Party A shall pay the due interest on the interest settlement date. First interest payment date refers to the first interest settlement date after loan; Party A shall pay off the principal and the interest in the last payment.
     III. Repayment method
     Party A shall deposit adequate current payables in Party B’s account and transfer the amount for loan repayment before the stipulated payment date (Party B shall also be entitled to transfer money from this account to repay loan); or, Party A shall transfer money from other accounts for loan repayment on the stipulated payment date.
     IV. Repayment in advance
     Party A shall be entitled to repay the principal and interest of loan in advance.
     Where Party A repays the loan in advance, interest shall be calculated in accordance with the actual days of loan used and the loan interest rate stipulated under this appendix. After repayment in advance, outstanding debts shall still be executed in accordance with the stipulations of this appendix.
     Article 4 Other rights and obligations of both parties
     1. Party A shall be entitled to require Party B to issue trust receipt loan in accordance with the stipulations of both parties.
     2. Party B shall protect the business confidentiality of Party A in accordance with law, unless otherwise stipulated under laws and regulations and rules, required by the competent authorities or otherwise stipulated by both parties.
     3. Party A shall process the RMB and foreign currencies settlement under the trust receipt loan business in its account opened in Party B.
     4. On the date Party A issues the trust receipts or Party B promises to pay / pays (whichever is the earlier), Party A shall have the ownership of vouchers and goods (represented by the vouchers).
     5. Party B shall give the vouchers to Party A after Party A presented the trust receipts.
     6. As the proxy and beneficiary, Party B shall bear the beneficial right of trust property handled by Party A.
     7. As the trustee, Party A shall possess vouchers and goods (represented by vouchers) under L/C / inward collection / cash on import delivery involved in the trust receipt loan business for Party B’s interest and conduct discharge, storage, manufacture, process, transportation and sales independently.
          Payment of goods sold by Party A shall be used to repay the trust receipt loan of Party B, and the deficit shall be paid by other capitals of Party A.
     8. Party A shall bear all fees on the disposition of goods or that incurred from the goods.
     9. Party B shall be entitled to collect payment of goods from buyers of goods after selling goods under the L/C / inward collection / cash on import delivery involved in the trust receipt loan business without notifying Party A.
     10. Party A shall handle the goods in accordance with Party B’s special request, if any.
     11. As the trust property of Party B, vouchers and goods (represented by the vouchers) involved in the trust receipt loan business and relevant rights and interests (including but not limited to unsold goods, creditor’s rights from the buyers due to sales of goods, payment of sales of goods and insurance indemnity) are independent from Party A. In case of dissolution, rescission and bankruptcy of Party A or any creditor of Party A claims any right to the trust property, Party A shall be liable to declare to the People’s Court or the third party that the trust property is not part of Party A’s liquidated properties or own assets or Party A’s property of bankruptcy; Party A’s creditor’s right acquired by managing and handling the vouchers and the goods represented by the vouchers shall not offset the debts incurred from its own properties.
     12. Party A shall not mortgage (pledge) any vouchers and goods (represented by the vouchers) to any other person, or have the goods bounded by any lien, before repaying all the principles, interest and fees of Party B’s trust receipt loan.
     13. In accordance with Party B’s requirement, Party A shall submit to Party B the relevant documents of the goods or store the goods according to Party B’s instruction, and make warehouse warrants with Party B as the addressee.
     14. In accordance with Party B’s requirement, Party A shall cover fire insurance and other general class of insurances from reputable insurance companies according to the entire value of the goods under the L/C / inward collection / cash on import delivery involved in the trust receipt loan business, and possess as trustee on behalf of Party B and submit at any time the insurance policies or insurance contracts to Party B with Party B as the beneficiary or have the beneficial right endorsement transferred to Party B. The insurance premiums shall be borne by Party A, and if goods under the insurances are claimed for compensation, Party A shall inform Party B immediately and submit the insurance indemnity to Party B at once after receiving.
     15. Party B shall be entitled to determine and inspect the transportation methods, storage place, storage modes and class of insurance of the goods. Party A shall guarantee to provide facility for Party B, including permitting Party B to enter the warehouses or fields owned, possessed or managed by Party A. Where Party B requests, Party A shall sign all the documents that facilitate Party B’s delivery of goods and claim for compensation.
     16. Party B shall be entitled to inspect and supervise the sales and collection conditions of goods under the L/C / inward collection / cash on delivery involved in the trust receipt loan business. If Party B requires, Party A shall offer related conditions in writing to Party B at any time.
     17. Party B shall revoke the trust at any time. Once requested by Party B, Party A shall return a full set of documents of title, vouchers and other related documents or the goods under the vouchers to Party B.
     18. Party B shall be entitled to revoke the trust relationship, take back the trust property and process at its discretion if Party A fails to process the trust property in accordance with Party B’s requirement.
     19. If any dispute or fraud arises from the basic contract under the L/C / inward collection / cash on delivery, no matter whether the dispute or fraud of the basic contract is settled, Party A shall repay the principal and interest of loan and related fees as stipulated under this appendix.
     Article 5 Liabilities for Breach of Contract
     Party A breaches any stipulation under this appendix or the Contract, or Party A clearly states or demonstrates with action that it will not perform any stipulation under this appendix or the Contract, or any condition that may jeopardize the creditor’s right of Party B as stipulated under the Contract, Party B shall be entitled to settle using one or several of the methods as follow:
     (I) Declare the loan is due immediately, and requires Party A to pay back the principals, interests and fees of all due and undue debts.
     (II) The interests fail to be paid when due by Party A within the term of loan shall be calculated in compound interest in accordance with the stipulated interest rate and interest settlement method.
     After the loan expires, and from the expiry date until the date that the principals and the interests are all paid off, regarding the principals and interests (including the principals and interests of the loans being declared all or partly due by Party B) fail to be paid off by Party A when due, the interests and compound interests shall be settled and accrued in accordance with the overdue loan interest rate and the interest settlement method for single business. If the principal and interests stipulated under single business shall be repaid in one time, regarding the principal and interests (including the principals and interests of the loans being declared all or partly due by Party B) of the loan fail to be paid off when due by Party A, the interests and compound interests shall be settled and accrued in accordance with the overdue loan quarterly interest rate, and the overdue loan interest rate shall be stipulated when both parties processes the single business.
     Loan overdue refers to the action that Party A fails to pay off the loans when due.
     (III) Dispose the vouchers and goods (represented by the vouchers) under the L/C / inward collection / cash on import delivery involved in the trust receipt loan business;
     (IV) Exercise the security right;
     (V) Require Party A to provide guarantee complying with the requirements of Party B;
     (VI) Remedy measures of Party B stipulated under the Contract.
     (VII) Other measures approved by laws.
     Article 6 Other stipulations
     The explanation of this appendix shall be in accordance with the aims, the wordings used, relevant terms, course of dealing, international practice, and the principles of honesty and creditability, so as to determine the actual meanings of the terms of this appendix.
     Such vouchers and documents for the application form of the trust receipt loan are all the valid and constituent parts of this appendix.
               Party A (Official Seal): (Signature of Colin Yeoh and Koo Ming Kown)

(Seal of Namtai
Electronic (Shenzhen)
Co., Ltd.)
Party B (Seal): (Signature of [ineligible])

(Seal of China
Construction Bank
Corporation, Shenzhen
Branch)